EXHIBIT 99.1

Network CN Inc. Expands Ownership of Shanghai Media Project

And Begins Beta Testing of LED Panels

New York, December 21, 2006 (PR NEWSWIRE) – Network CN Inc. (OTC Bulletin Board: NWCN), a Chinese travel and media network company headquartered in Hong Kong, today announced that it has exercised the option to acquire the remaining 40% of the Shanghai media project it began with Guiding Media last month. Network CN paid $3.0 million for the rights to the remaining portion of the project.

Godfrey Hui, Chief Executive Officer of Network CN stated, “We are extremely pleased to expand our ownership of the LED project, mainly because we see great opportunity in China’s outdoor advertising market.”

As previously announced in November 2006, the Company began a business agreement with Guiding Media Advertising Limited, a company incorporated in China, to manage and operate approximately 120 LED outdoor advertising panels in the Changning district of Shanghai, China (“the Project”). Through the terms of the business agreement, Network CN and Guiding Media Advertising may operate the network of outdoor panels for a 20-year period. Network CN expects to market advertising space to high-end brand names wishing to reach Shanghai’s growing group of consumers.

Hui continued, “LED technology has evolved to become a new and popular form of advertising display, capable of delivering crisp, super-bright images and video indoors and outdoors. Additionally, advertisers in China are increasingly upgrading the quality of their media, and they are looking for new, sophisticated ways to speak to consumers. The LED network we are establishing in Shanghai provides advertisers with the tools they want right now.”

Network CN’s LED project is located in the Changning district of Shanghai, which boasts the highest average household income among the city’s nineteen districts. Since launching the project in November 2006, the Company has installed three roadside LED panels and has commenced beta testing. Network CN expects to commence beta testing with at least ten other LED panels by the end of February 2007, and expects to recognize income from advertising revenue in the first half of 2007.

Attached to this release is a picture an LED outdoor advertising panel owned by Network CN and constitutes part of the Company’s media project in Shanghai. Please find additional information about Network CN, including more pictures of the advertising panels, by visiting http://www.ncnincorporated.com/Mediaproject.html.

About Network CN Inc.

Headquartered in Hong Kong, Network CN Inc.’s vision is to build a nationwide network in China to service the needs of its customers. To achieve its vision, the Company has set out to build and run a Hotel Network, a Media Network and an e-Network. A Hotel Network has already been established. As of September 30, 2006, the Company had eleven hotels and roughly 2,350 hotel rooms under management. In addition, the Company is actively pursuing the development of a Media Network and an e-Network via the Internet and mobile communications.

This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect,” “plan,” “anticipate” or similar expressions.

Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors and changes in regulatory environments. These and other risks relating to Network CN Inc. business are set forth in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on April 14, 2006, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Network CN Inc. disclaims any obligation to update these statements for revisions or changes after the date of this release.

CONTACT

Network CN Inc. Investor Relations: 203-682-8200